Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

POORE BROTHERS HOLDINGS, INC.

FIRST:  The name of the corporation is Poore Brothers Holdings, Inc. (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is 1209 Orange Street, in the County of New Castle, Wilmington, Delaware  19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted are:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and

in general, to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law of Delaware or by this certificate of incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Corporation.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Million Twenty-Five Thousand (5,025,000) shares, consisting of:

(a)                                  Twenty-Five Thousand (25,000) shares of preferred stock, $100 par value per share (the “Preferred Stock”), and

(b)                                 Five Million (5,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”).

1.                                       Preferred Stock.  Shares of the preferred stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof.  Each such class or series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such other relative rights, powers and preferences, including, without limitation, the dividend rate, conversion rights, if any, redemption price and liquidation preference, and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

2.                                       Common Stock.  Subject to any preferential dividend rights applicable to shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock held by them.

The holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the shareholders of the Corporation and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting.

FIFTH:  The name and mailing address of the incorporator is Jeffrey B. Cobb, Esq., c/o Cummings & Lockwood, Four Stamford Plaza, 107 Elm Street, Stamford, Connecticut  06902.

SIXTH:  The Board of Directors is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited or denied herein or in the By-Laws of the Corporation.  In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the By-Laws of the Corporation.

SEVENTH:  Meetings of shareholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.  Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the

application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditor or class of creditors, and/or of the shareholders or class of shareholders, of the Corporation, as the case may be, to be summoned in such a manner as the said court directs..  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application is made, be binding upon all of the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:  No director shall have any personal liability to the Corporation or its shareholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

Neither the amendment nor the repeal of this Article NINTH, nor the adoption of any provision of the certificate of incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand on the 23rd day of February, 1995.

Jeffrey B. Cobb
Sole Incorporator